EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196136, 333-193776, 333-186549, 333-179931, 333-173887, 333-165206, 333-158921, 333-150546 and 333-143561) of Infinera Corporation of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Infinera Corporation and the effectiveness of internal control over financial reporting of Infinera Corporation included in this Annual Report (Form 10-K) for the year ended December 27, 2014.
/s/    ERNST & YOUNG LLP
San Jose, California
February 18, 2015